EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: July 7, 2023	BOEHRINGER AG

	By:	/s/ Christoph Gauger
Name: Christoph Gauger
Title: Registered Manager (Prokurist)

	By:	/s/ Martin Bergmann
Name: Martin Bergmann
Title: Registered Manager (Prokurist)

Date: July 7, 2023	BOEHRINGER INGELHEIM INTERNATIONAL GMBH

	By:	/s/ Frank Hübler
Name: Frank Hübler
Title: Registered Manager (Prokurist)

	By:	/s/ Dr. Martin Schwarz
Name: Dr. Martin Schwarz
Title: Registered Manager (Prokurist)